UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RadiSys Corporation
(Exact Name of Registrant as Specified in Its Charter)

Oregon (State or Other Jurisdiction of Incorporation or Organization)	93-0945232 (I.R.S. Employer Identification Number)

RadiSys Corporation
5435 N.E. Dawson Creek Drive
Hillsboro, Oregon 97124
(503) 615-1100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brian J. Bronson
President and Chief Executive Officer
RadiSys Corporation
5435 N.E. Dawson Creek Drive
Hillsboro, Oregon 97124
(503) 615-1100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
Amar Budarapu
Baker & McKenzie LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
(214) 978-3000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective. ☐
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large Accelerated filer ☐                        Accelerated filer ☒
Non-accelerated filer ☐  (Do not check if a smaller reporting company)    Smaller reporting company     ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 23, 2012

PROSPECTUS
RADISYS CORPORATION
$18,000,000
4.50% Convertible Senior Notes due 2015
and
Up to 3,461,747 Shares of Common Stock Issuable Upon Conversion of the Notes

On June 29, 2012, we exchanged $18,000,000 aggregate principal amount of our outstanding 2.75% Convertible Senior Notes due 2013 (the “2013 Notes”) for $18,000,000 aggregate principal amount of newly issued 4.50% Convertible Senior Notes due 2015 (the “notes”). This prospectus covers resales from time to time by selling securityholders of any or all of the notes and any shares of common stock issuable upon conversion of the notes. We will not receive any proceeds from the resale by the selling securityholders of the notes or the shares of common stock hereunder.

The notes bear interest at a rate of 4.50% per annum. We will pay interest on the notes on February 15 and August 15 of each year. The first such payment was made on August 15, 2012. The notes will mature on February 15, 2015.

Holders of the notes may convert their notes into a number of shares of our common stock determined as set forth in the indenture governing the issuance of the notes, at their option, on any day up to and including the business day immediately preceding the maturity date. The notes are initially convertible into 117.2333 shares of our common stock per $1,000 principal amount of indebtedness evidenced by the notes (which is equivalent to a conversion price of approximately $8.53 per share), subject to adjustment upon the occurrence of certain events. Upon the occurrence of certain corporate transactions that constitute a fundamental change, holders of the notes may require us to repurchase some or all of their notes for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any. In addition, if a fundamental change occurs, we may be required in certain circumstances to increase the initial conversion rate for any notes converted in connection with any such fundamental change by a specified number of shares of our common stock.

The notes are our general unsecured obligations and rank equal in right of payment to all of our existing and future senior indebtedness, and senior in right of payment to our future subordinated debt. Our obligations under the notes are not guaranteed by, and are effectively subordinated in right of payment to all existing and future obligations of our subsidiaries and are effectively subordinated in right of payment to our future secured indebtedness to the extent of the assets securing such debt.

The notes are evidenced by one or more global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”). Except as described in this prospectus, beneficial interests in the global note will be shown on, and transfers thereof will be effected through, records maintained by DTC and its direct and indirect participants.

We do not intend to apply for a listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Shares of our common stock are traded on the Nasdaq Global Select Market under the symbol “RSYS.” The closing sale price of our common stock on October 15 , 2012 was $3 .02 per share.

Investing in our securities involves risks.
See “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2012.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. The prospectus may be used only for the purposes for which it has been published. If you receive any other information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations or prospects may have changed since that date. The representations and warranties contained in any agreement that we have filed as an exhibit to the registration statement of which this prospectus is a part or that we may publicly file in the future may contain representations and warranties made by and to the parties thereto as of specific dates. Those representations and warranties may be subject to exceptions and qualifications contained in separate disclosure schedules, may represent the parties’ risk allocation in the particular transaction ; or may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes. No offer of these securities is being made in any jurisdiction where such offer or sale is prohibited.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012. As used in this prospectus, unless required by context, or as otherwise indicated, “we,” “us,” “our” and similar terms, as well as references to the “Company” and “RadiSys” refer to RadiSys Corporation and include all of our consolidated subsidiaries.
THE COMPANY
Radisys (Nasdaq: RSYS) is a leading provider of embedded wireless infrastructure solutions for telecom, aerospace, defense and public safety applications. Radisys' market-leading Advanced Telecommunications Computing Architecture (“ATCA”), Internet Protocol Media Server, Computer-on-Module Express, Rackmount Server platforms and world-renowned Trillium software coupled with an expert professional services organization and market expertise enable Radisys customers to bring high-value products and services to market faster with lower investment and risk. Radisys solutions are used in a wide variety of 3G and 4G / Long-Term Evolution mobile network applications including: Radio Access Networks solutions from femtocells to picocells and macrocells, wireless core network applications, Deep Packet Inspection and policy management, conferencing and media services including voice, video and data, as well as customized mobile network applications that support the aerospace, defense and public safety markets.
In July 2011, we acquired Continuous Computing Corporation (“Continuous Computing”), a developer of communications systems consisting of highly integrated ATCA platforms and Trillium protocol software coupled with professional services to enable a full solution offering. Continuous Computing's key customer applications include 3G and 4G Wireless infrastructure, Small Cell base stations, Traffic Management, Internet Offload and Network Security. The acquisition is expected to accelerate the Company's strategy to deliver more differentiated platforms and solutions. Continuous Computing also brings expansion into high growth markets with many new customers, creating meaningful customer diversification.
RadiSys Corporation was incorporated in March 1987 under the laws of the State of Oregon. Our common stock is listed on the Nasdaq Global Select Market under the symbol “RSYS.” Our principal offices are located at 5435 N.E. Dawson Creek Drive, Hillsboro, OR 97124. Our telephone number is (503) 615-1100. Our website address is www.radisys.com. Information contained on, or that is accessible through, our website should not be considered to be part of this prospectus.

SECURITIES TO BE REGISTERED
The notes were originally issued by us in an offering exempt from registration under the Securities Act. For additional information regarding the notes, see “Description of the Notes.”

Issuer	RadiSys Corporation.

Securities	$18,000,000 in aggregate principal amount of 4.50% Convertible Senior Notes due 2015.

Maturity Date	February 15, 2015, unless earlier repurchased or converted.

Interest Payment Dates	February 15 and August 15 of each year, beginning on August 15, 2012.

Interest	4.50% per annum payable semiannually, in arrears. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking	The notes are our general unsecured obligations and:

•	rank equal in right of payment to all of our existing and future senior indebtedness;

•	rank senior in right of payment to all of our future subordinated indebtedness;

•	are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries; and

•	are effectively subordinated in right of payment to all of our future secured obligations to the extent of the collateral securing such obligations.
At July 31, 2012, we had $45.0 million aggregate principal amount of senior indebtedness outstanding (including the notes), none of which was secured, and our subsidiaries had $18.2 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with general accepted accounting principles (“GAAP”). In August 2012, we repurchased $10.1 million of aggregate principal amount of our 2.75% convertible senior notes due 2013. The indenture governing the notes does not limit our ability or the ability of our subsidiaries to incur debt, including senior indebtedness.

Conversion Rights
Holders may convert their notes at their option on any day to and including the business day immediately preceding the maturity date into shares of our common stock at the conversion rate, subject to adjustment in certain circumstances.

Except as described in “Description of the Notes —Conversion of Notes,” upon any conversion, holders will not receive any separate cash payment representing accrued and unpaid interest or additional interest.

Conversion Rate
The initial conversion rate of the notes is 117.2333 shares of common stock per $1,000 principal amount of indebtedness represented by the notes, subject to adjustment as described under “Description of the Notes—Conversion Rate Adjustments—Adjustment Events.” The initial conversion rate is equivalent to a conversion price of approximately $8.53 per share. In addition, if certain corporate transactions that constitute a fundamental change occur, we may be required in certain circumstances to increase the conversion rate.
The conversion rate, including any additional shares added to the conversion rate in connection with a make-whole fundamental change, will not exceed 192.3193 shares of common stock for the notes (which is equal to a conversion price of $5.20 per share), subject to adjustment described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments—Adjustment Events.”
Purchase at Holder’s Option

upon a Fundamental Change
A holder may require us to repurchase some or all of its notes for cash upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, in each case to, but not including, the repurchase date. See “Description of the Notes—Repurchase of Notes at the Option of Holders upon a Fundamental Change.”

Conversion Rate Adjustment
upon Certain Fundamental

Changes
If certain corporate transactions that constitute a fundamental change occur, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with any such fundamental change by a specified number of shares of our common stock. A description of how the conversion rate will be increased and a table showing the conversion rate that would apply at various stock prices and fundamental change adjustment dates are set forth under “Description of the Notes—Conversion of Notes—Increase of Conversion Rate upon Certain Fundamental Changes.”

Sinking Fund	None.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock into which the notes may be converted.

Trustee and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

DTC Eligibility
The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes is shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes—Book-Entry Delivery and Form.”

Listing and Trading	The notes will not be listed on any securities exchange. Our common stock is listed on The Nasdaq Global Select Market under the symbol “RSYS.”

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

United States Federal Income

Tax Considerations
You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Material United States Federal Income Tax Considerations.”

Risk Factors
You should carefully consider all of the information set forth in or incorporated by reference into this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our securities.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (1)	—	—	—	—	—	—	—
Deficit in earnings to cover fixed charges (in millions) (2)	$2.4	$0.4	$12.7	$0.9	$3.2	$77.6	$29.2

_____________________

(1) Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, "earnings" means net income (loss) from operation plus income (loss) from equity investees, fixed charges and amortized capital interest less interest capitalized. For this purpose, "fixed charges" means interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest within rental expense.

(2) For the six months ended June 30, 2012 and 2011 and for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, our earnings were insufficient to cover fixed charges.

RISK FACTORS
An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors listed below, together with the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as updated by the subsequent quarterly reports on Form 10-Q all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission (the “SEC”) in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

We may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.
We will not be restricted under the terms of the notes or the indenture from incurring substantial additional indebtedness in the future, including other senior indebtedness, secured indebtedness or subordinated indebtedness or indebtedness at the subsidiary level, to which the notes would be structurally subordinated. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. The indenture does not contain any restrictive covenants limiting our ability to pay dividends, make any payments on junior or other indebtedness or otherwise limit our financial condition. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures. In addition, we are not restricted from repurchasing common stock by the terms of the notes.
Although the notes are referred to as “senior notes,” your right to receive payments on the notes is effectively subordinated to all existing and future liabilities of our subsidiaries and to all of our future secured indebtedness.
A significant amount of our operations are conducted through, and a significant portion of our assets are held by, our subsidiaries. Therefore, we are dependent on the cash flow of our subsidiaries to meet our debt obligations. Our subsidiaries are separate and distinct legal entities and none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors. In addition, our subsidiaries are not prohibited from incurring additional debt or other liabilities. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes, including cash payments upon conversion or repurchase, could be adversely affected. At July 31, 2012, our subsidiaries had no indebtedness outstanding and approximately $18.2 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP).
In addition, the notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur to the extent of the collateral securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. At July 31, 2012, we had no secured indebtedness outstanding.
We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change as required by the indenture governing the notes.
Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under “Description of the Notes.” We may not have sufficient funds to repurchase the notes in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms. A fundamental change may also constitute an event of default under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. Our inability to pay for your notes that are tendered for repurchase could result in your receiving substantially less than the principal amount of the notes.
Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.
Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.
Provisions of the notes could discourage an acquisition of us by a third party.
Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest on the notes, all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional shares of our common stock upon conversion of such notes in the event of certain fundamental changes.
The conversion rate of the notes may not be adjusted for all dilutive events.
The conversion rate of the notes will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock (including the stock of a subsidiary), indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.
The adjustment to the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate you for any lost value of your notes as a result of such transaction.
If specified fundamental changes occur, we will increase the conversion rate under certain circumstances by a number of additional shares of our common stock for notes converted in connection with such fundamental changes. The adjustment to the conversion rate for notes converted in connection with such fundamental changes may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $10.00 per share or less than $5.20 per share (in each case, subject to adjustment), no further adjustment will be made to the conversion rate. In no event will the total number of shares of common stock added to the conversion rate as a result of such fundamental change exceed 75.086 shares of common stock per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments.”
Our obligation to increase the conversion rate in connection with such fundamental changes could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The notes may not have an active market and their price may be volatile. You may be unable to sell your notes at the price you desire or at all.
There is no existing trading market for the notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. We do not intend to list the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The liquidity of the trading market in the notes, and the market price quoted for these notes, may be adversely affected by, among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.
Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on you, regardless of our operating results, financial performance or prospects.
The notes may not be rated or may receive a lower rating than anticipated.
We do not intend to seek a rating on the notes from a rating agency. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be adversely affected.
If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.
If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, other than extraordinary dividends that our board of directors designates as payable to the holders of the notes), but if you subsequently convert your notes and receive shares of common stock upon such conversion, you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.
Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.
The trading price of our common stock has been and may continue to be subject to wide fluctuations. From January 1, 2012 through October 15, 2012, the last reported sale price of our common stock on The Nasdaq Global Select Market ranged from as low as $ 2.96 to as high as $7.96 per share, and the last reported sale price of our common stock on October 15, 2012 was $3. 02 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.
In addition, the stock market in general, and prices for companies in our industry in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock. Furthermore, in addition, lack of positive performance in our stock price may adversely affect our ability to retain key employees.
We do not intend to pay cash dividends on our common stock.
We have never paid any cash dividends on our common stock and do not expect to declare cash dividends on the common stock in the foreseeable future in compliance with our policy to retain all of our earnings to finance future growth. Therefore, investors will not receive any funds unless they sell their common stock, and shareholders may be unable to sell their shares on favorable terms or at all.  Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in the common stock.
Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.
Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.
Conversion of the notes will dilute the ownership interest of existing shareholders, including holders who have previously converted their notes.
Upon conversion of the notes, some or all of the ownership interests of existing shareholders may be diluted. The conversion of the notes could have a dilutive effect on our earnings per share. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.
The notes will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.
Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

Our board of directors may issue our authorized preferred stock without shareholder approval.
Our articles of incorporation authorize the issuance of up to 5,663,952 shares of preferred stock with rights and preferences that may be determined from time to time by our board of directors. Accordingly, our board of directors may, without shareholder approval, issue one or more series of preferred stock with rights which could adversely affect the voting power or other rights of the holders of outstanding shares of preferred stock or common stock. Although we do not have any current plans to issue any series or shares of preferred stock, we may do so in the future. Because the notes are convertible into shares of our common stock, the actual or potential issuance of preferred stock could result in a decrease in the trading price of the notes.
You may be subject to tax upon an adjustment to the conversion rate of the notes even though you do not receive a corresponding cash distribution.
The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you will be deemed to have received a dividend to the extent of our earnings and profits, which will be subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations”), such deemed dividend generally would be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate or exemption as may be specified by an applicable treaty), which may be set off against subsequent payments on the notes. See “Material United States Federal Income Tax Considerations.”
Further, if certain fundamental changes occur on or prior to the maturity date of the notes, under some circumstances we will increase the conversion rate of notes converted in connection with such fundamental changes. Such increase also may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material United States Federal Income Tax Considerations.”

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated herein by reference contain some forward-looking statements that set forth anticipated results and expectations based on management’s plans and assumptions. These forward-looking statements are made pursuant to safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plans,” “seeks,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seek to continue,” “intends,” or other comparable terminology. In particular, these include statements relating to:

•	expectations and goals for revenues, gross profits, research and development expenses, selling, general and administrative expenses and profits;

•	the impact of our restructuring events on future operating results;

•	our projected liquidity;

•	future operations and market conditions;

•	industry trends or conditions and the business environment;

•	future levels of inventory and backlog and new product introductions;

•	expected synergies and other expense savings and operational and administrative efficiencies, opportunities, timing, expense and effects of the acquisition of Continuous Computing;

•	financial performance, revenue growth, management changes or other attributes of Radisys following the acquisition; and

•	other statements that are not historical facts.

Although forward-looking statements help provide additional information about us, investors should keep in mind that forward-looking statements are only predictions, at a point in time, and are inherently less reliable than historical information. Actual results could differ materially from the anticipated results and expectations in these forward-looking statements as a result of a number of risk factors, including, among others, (a) our high degree of customer concentration; (b) our transition to one contract manufacturer and use of the single contract manufacturer in the future for the significant portion of the production of our products; (c) the anticipated amount and timing of revenues from design wins due to our customers' product development schedule; (d) cancellations or delays, (e) matters affecting the embedded system industry, including changes in industry standards, changes in customer requirements and new product introductions, (f) currency exchange rate fluctuations, (g) changes in tariff and trade policies and other risks associated with foreign operations, (h) actions by regulatory authorities or other third parties, (i) actions by Continuous Computing's former shareholders, (j) costs and difficulties related to integration of acquired businesses; (k) delays, costs and difficulties related to the transaction, market conditions, performance and customer acceptance of the Trillium line of products; (l) the combined companies' financial results and performance and (m) the other factors described under the heading “Risk Factors” listed in our reports filed with the SEC, including those listed under “Risk Factors” in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2011, as updated by subsequent quarterly reports on Form 10-Q, and as may be amended, supplemented, or superseded from time to time by other reports on file with the SEC in the future. You are urged to carefully review and consider the various disclosures that we make in our reports filed with the SEC, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.
We do not guarantee future results, levels of activity, performance or achievements, and we do not assume responsibility for the accuracy and completeness of these statements. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the documents incorporated by reference into this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation.
USE OF PROCEEDS
We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock into which the notes may be converted.
DESCRIPTION OF NOTES
We issued the notes under an indenture dated as of February 12, 2008, as supplemented, between us and The Bank of New York Mellon Trust Company, N.A., as trustee , in exchange for an equal principal amount of our outstanding 2013 Notes. The following description is only a summary of the material provisions of the notes and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or the notes are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the notes. You may request copies of these documents from us upon written request at our address, which is listed in this prospectus under “Where You Can Find More Information.”
General
The Notes:
The notes:

•	mature on February 15, 2015, unless earlier converted by holders or repurchased by us at the option of holders in connection with a fundamental change;

•
bear interest at a rate of 4.50% per annum on the outstanding principal amount, payable semi-annually, in arrears, on each February 15 and August 15, beginning on August 15, 2012, to the holders of record at the close of business on the preceding February 1 and August 1, respectively;

•
are our general unsecured obligations, ranking equal in right of payment to any of our existing and future senior indebtedness, senior in right of payment to all of our future subordinated indebtedness, effectively subordinate in right of payment to all of the existing and future indebtedness and other liabilities of our subsidiaries and effectively subordinate to any of our future secured indebtedness to the extent of the assets securing such debt;

•
are subject to repurchase by us, in whole or in part, for cash at the option of holders upon the occurrence of a “fundamental change” (as defined under “– Repurchase of Notes at the Option of Holders upon a Fundamental Change”), at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, to, but not including, the repurchase date as described under “– Repurchase of Notes at the Option of Holders upon a Fundamental Change;” and

•	are represented by one or more registered securities in global form as described under “– Book-Entry Delivery and Form.”

The notes may be converted into shares of our common stock at a conversion rate to be determined as described under “– Conversion of Notes – Conversion Rate.” The number of shares to be received upon conversion is subject to adjustment if certain events occur. Upon conversion of a note, you will not receive any separate payment for accrued and unpaid interest, except under the limited circumstances described below under “– Conversion of Notes – General.” If a fundamental change occurs, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such fundamental change by a specified number of shares of our common stock as described below under “– Conversion of Notes – Increase of Conversion Rate upon Certain Fundamental Changes.”
The indenture governing the notes does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional senior indebtedness or any other indebtedness or issuing or repurchasing securities. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of highly leveraged transactions or a fundamental change, except to the extent described under “– Repurchase of Notes at the Option of Holders upon a Fundamental Change” and “– Consolidation, Merger and Sale of Assets.”
The notes are our general unsecured obligations, ranking equal in right of payment to all of our existing and future senior indebtedness, senior in right of payment to any of our future subordinated indebtedness, effectively subordinate in right of payment to all of the existing and future indebtedness and other liabilities of our subsidiaries and effectively subordinate to any of our future secured indebtedness to the extent of the assets securing such debt. At July 31, 2012, we had $45.0 million aggregate principal amount of senior indebtedness outstanding (excluding the notes), none of which was secured. In August 2012, we repurchased $10.1 million of aggregate principal amount of our 2.75% convertible senior notes due 2013. The indenture governing the notes does not limit our ability or the ability of our subsidiaries to incur debt, including senior indebtedness.
A significant amount of our operations are conducted through, and a significant portion of our assets are held by, our subsidiaries. Therefore, we are dependent on the cash flow of our subsidiaries to meet our debt obligations. Our subsidiaries are separate and distinct legal entities and none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes are effectively subordinated to all liabilities of our subsidiaries, including trade payables. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors. In addition, our subsidiaries are not prohibited from incurring additional debt or other liabilities. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes, including cash payments upon repurchase, could be adversely affected. At July 31, 2012, our subsidiaries had no indebtedness outstanding and $18.2 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP).

No sinking fund is provided for the notes and the notes are not subject to defeasance.
We will maintain an office where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, in denominations of $1,000 principal amount and multiples thereof, and will be represented by one or more global notes. References to “a note” or “each note” in this prospectus refer to $1,000 principal amount of the notes. We may pay interest by means of a check mailed to each holder at its address as it appears in the notes register; provided, however, that holders with notes in an aggregate principal amount in excess of $5.0 million will be paid, at their written election, by wire transfer of immediately available funds; provided further, however, that payments to DTC will be made by wire transfer of immediately available funds to the account of DTC or its nominee. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.
Neither we nor the registrar nor the trustee is required to register a transfer or exchange of any notes for which the holder has delivered, and not validly withdrawn, a fundamental change repurchase notice, except, in the case of a partial repurchase, with respect to that portion of the notes not being repurchased.
The material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and any shares of our common stock received upon conversion of the notes are summarized in this prospectus under the heading “Material United States Federal Income Tax Considerations.”
We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms (except for adjustments for any differences in the issue price and interest accrued prior to the issue date of the additional notes) and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time purchase the notes in open market purchases or negotiated transactions without prior notice to holders.
Maturity
The notes will mature on February 15, 2015, unless earlier converted or repurchased.
Interest
The notes bear interest at a rate of 4.50% per annum on the principal amount from June 29, 2012. We will pay interest semi-annually, in arrears, on each February 15 and August 15, beginning on August 15, 2012, subject to limited exceptions if the notes are converted prior to the relevant interest payment date. Subject to certain exceptions, interest will be paid to the holders of record at the close of business on February 1 and August 1, as the case may be, immediately preceding the relevant interest payment date.
Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from June 29, 2012. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Interest will cease to accrue on a note upon its maturity, conversion or repurchase by us at the option of a holder.
Conversion of Notes
General
A holder may surrender notes for conversion at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date. Holders who convert will receive shares of our common stock at a conversion rate determined as described below under “– Conversion Rate.” The conversion rate, and thus the conversion price, is subject to adjustment as described below. A holder may convert notes only in denominations of $1,000 principal amount and integral multiples thereof.
Except as described below, we will not make any payment in cash or common stock or other adjustment for accrued and unpaid interest on any notes when they are converted. If a holder of notes converts after the record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive, on that interest payment date, accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date. However, at the time that such holder surrenders notes for conversion, the holder must pay us an amount equal to the interest, if any, that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) any overdue interest exists at the time of conversion with respect to the notes being converted, but only to the extent of the amount of such overdue interest, (2) we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) the holder surrenders any notes for conversion after the close of business on the record date relating to the final interest payment date.
Our delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and to satisfy our obligation to pay accrued and unpaid interest through the conversion date. As a result, accrued interest will be deemed paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued interest, if any, will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default under the notes.
Except as described under “– Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock to be issued upon conversion of the notes.
A note for which a holder has delivered a repurchase notice requiring us to purchase the notes upon a fundamental change may be surrendered for conversion only if such repurchase notice is withdrawn in accordance with the indenture as described under “–Repurchase of Notes at the Option of Holders upon a Fundamental Change.”
Conversion Rate
The initial conversion rate per $1,000 principal amount of the notes to be converted is 117.2333 shares (which is equal to a conversion price of $8.53 per share), subject to adjustment as described below under “– Conversion Rate Adjustments – Adjustment Events.” The conversion rate, including any additional shares added to the conversion rate in connection with a make-whole fundamental change (as defined below), will not exceed 192.3193 shares (which is equal to a conversion price of $5.20 per share); provided, however, such maximum conversion rate will be appropriately adjusted for conversion rate adjustments described below.
A holder of a note otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the average of the closing prices of our common stock for the five consecutive trading days ending on the day prior to the conversion date.
The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the Nasdaq Global Select Market or, if our common stock is not listed for trading on the Nasdaq Global Select Market, as reported by the principal national or regional securities exchange on which our common stock is listed for trading or otherwise as provided in the indenture.
The term “trading day” means a day during which trading in our common stock generally occurs and there is no market disruption event.
The term “market disruption event” means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock of an aggregate one half hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.
Increase of Conversion Rate upon Certain Fundamental Changes. If a holder elects to convert notes in connection with a make-whole fundamental change (as defined below), we will increase the conversion rate by a number of shares (the “additional shares”) as described below. Any conversion of the notes by a holder will be deemed for these purposes to be “in connection with” such make-whole fundamental change if it occurs during the period that begins on (and includes) the effective date of the fundamental change and ends on (and includes) the repurchase date relating to such make-whole fundamental change as described below under “– Repurchase of Notes at the Option of Holders upon a Fundamental Change.” A “make-whole fundamental change” means a transaction described under clauses (1), (2), (4) or (5) under the definition of “fundamental change” as described below under “– Repurchase of Notes at the Option of Holders upon a Fundamental Change.”
The increase in the conversion rate will be expressed as a number of additional shares per $1,000 principal amount of notes and is based on the earliest of the date on which the make-whole fundamental change becomes effective (the “adjustment date”), and the price, referred to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the make-whole fundamental change, subject to adjustment as described in the next paragraph. If holders of our common stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. In all other cases, the stock price will be the average of the closing prices of our common stock over the five consecutive trading day period ending on the trading day preceding the effective date of the make-whole fundamental change.
The stock prices set forth in the first columns of the tables below will be adjusted as of any date on which the conversion rate of the corresponding notes is adjusted, as described under “–Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate in effect immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “–Conversion Rate Adjustments.”
The following table sets forth the increase in the stock price, adjustment date and number of additional shares of our common stock to be received per $1,000 principal amount of the notes, upon a conversion in connection with a make-whole fundamental change that occurs in the corresponding period to be determined by reference to the adjustment date of the make-whole fundamental change.

	Adjustment Date
Stock Price	June 15, 2012	December 15, 2012	June 15, 2013	December 15, 2013	June 15, 2014	December 15, 2014
$4.50	75.086	0.000	0.000	0.000	0.000	0.000
$5.00	69.690	0.000	0.000	0.000	0.000	0.000
$5.50	62.359	60.541	0.000	0.000	0.000	0.000
$6.00	55.086	47.394	46.753	44.253	0.000	0.000
$6.50	47.394	47.394	39.701	36.624	31.240	0.000
$7.00	40.800	40.800	33.657	29.372	25.086	19.372
$7.50	35.086	35.086	28.419	23.086	23.086	11.086
$8.00	35.086	35.086	26.336	19.461	19.461	6.336
$8.50	31.557	31.557	23.321	16.262	11.557	3.910
$9.00	27.864	27.864	20.086	13.419	7.308	1.753
$9.50	25.612	25.612	18.244	10.875	6.665	0.000
$10.00	22.586	17.586	14.586	8.586	4.086	0.000

The exact stock price and adjustment date may not be set forth on the table, in which case:

•
if the stock price is between two stock prices on the table or the adjustment date is between two adjustment dates on the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the earlier and later adjustment dates based on a 365-day year, as applicable;

•	if the stock price is in excess of $10.00 per share (subject to adjustment in the same manner as the stock price), no additional shares will be issued upon conversion; and

•	if the stock price is less than $4.50 per share (subject to adjustment in the same manner as the stock price), no additional shares beyond those set forth in the table will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock added to the conversion rate as a result of such fundamental change exceed 75.086 shares of common stock per $1,000 principal amount of notes, subject to adjustment as set forth under “— Conversion Rate Adjustments.”
Our obligation to deliver the additional shares to holders that convert their notes in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Settlement of Conversions upon Make-Whole Fundamental Changes
If, as described above under “—Increase of Conversion Rate upon Certain Fundamental Changes,” we are required to increase the conversion rate as a result of a make-whole fundamental change, payment of such additional shares associated with notes surrendered for conversion in connection with a make-whole fundamental change will be settled as follows:

•
if the conversion date occurs prior to the date of effectiveness of such make-whole fundamental change, settlement of such additional shares shall occur no later than the third trading day immediately following such date of effectiveness; and

•
if the conversion date occurs on or following the date of effectiveness of such make-whole fundamental change, settlement of such additional shares shall occur no later than the third trading day immediately following such conversion date.

We will settle such conversions by delivering shares or reference property, as applicable, based on the increased conversion rate resulting from such make-whole fundamental change.
For the avoidance of doubt, in the event notes are surrendered for conversion in connection with an anticipated make-whole fundamental change and such make-whole fundamental change does not in fact occur, no additional shares will be added to the conversion rate and no additional shares, cash or reference property will be paid as a result of the related anticipated make-whole fundamental change.
Conversion Rate Adjustments
Adjustment Events
The conversion rate will be adjusted:

(1)	upon the issuance of shares of our common stock as a dividend or distribution on our common stock;

(2)	upon certain subdivisions, combinations or reclassifications of our outstanding common stock;

(3)
upon the issuance to all holders of our common stock of rights or warrants entitling them for a period of not more than 45 days from the issuance date thereof to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share less than the average of the closing prices of our common stock over the five consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance; provided that the conversion rate for the notes will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration;

(4)
upon the distribution to all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets (including shares of capital stock or similar equity interests in or relating to a subsidiary or other business unit), or rights or warrants, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above or a distribution referred to in clause (6) below, in each case pursuant to which an adjustment is made; and

•	distribution of rights pursuant to a shareholder rights plan;

(5)
upon the occurrence of any dividend or any other distribution of cash (other than in connection with our liquidation, dissolution or winding up or as contemplated by clause (6) below) to all holders of our common stock, in which case, immediately prior to the opening of business on the “ex” date (as defined below) for the dividend or distribution, the conversion rate shall be increased so that it equals an amount equal to the conversion rate in effect at the close of business on the business day immediately preceding the “ex” date for the dividend or distribution multiplied by a fraction:

(a)
whose numerator is the average of the closing price of our common stock for the five consecutive trading days ending on the date immediately preceding the “ex” date for such dividend or distribution; and

(b)	whose denominator is the same average of the closing price of our common stock less the per share amount of such dividend or distribution;

(6)
upon the distribution of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the “current market price” (as defined in the indenture) per share of our common stock on the 10th trading day immediately following the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to the tender or exchange offer, in which case, immediately prior to the opening of business on the “ex” date, the conversion rate shall be increased so that it equals an amount equal to the conversion rate in effect immediately before the close of business on the expiration date, multiplied by a fraction:

(a) whose numerator is the sum of:

(i)	the aggregate amount of cash and the aggregate value of any such other consideration distributed in connection with the tender or exchange offer; and

(ii)
the product of (A) such “current market price” per share of our common stock and (B) the number of shares of our common stock outstanding as of the last time (the “expiration time”) tenders or exchanges could have been made pursuant to the tender or exchange offer (excluding shares validly tendered and not withdrawn in connection with the tender or exchange offer and any shares held in our treasury); and

(b) whose denominator is the product of:

(i)	such “current market price” per share of our common stock; and

(ii)
the number of shares of our common stock outstanding as of the expiration time (including shares validly tendered and not withdrawn in connection with the offer, but excluding any shares held in our treasury).

In the event that a distribution described in clause (4) above consists of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales price of the applicable securities for the 10 consecutive trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the principal United States securities exchange on which the securities are then traded, or if not so traded, on any United States system of automated dissemination of quotations of securities prices or an established over-the-counter trading market in the United States.
For purposes hereof, the term “ex” date, means:

•
when used with respect to any dividend or distribution, the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution; and

•
when used with respect to any tender offer or exchange offer, the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained after the expiration time.

No adjustment to the conversion rate will be made if we provide that the holders of the notes will participate in the distribution without conversion. For the avoidance of doubt, if a distribution occurs that would generally result in adjustment of the number of shares deliverable to you as a portion of conversion consideration to which you are entitled, instead of making that adjustment, we may instead deem you to be a holder of record for purposes of that distribution so that you would receive the distribution at the time you receive the conversion consideration.
Whenever any provision of the indenture requires us to calculate an average of the closing price over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex” date of the event occurs, at any time during the period from which the average is to be calculated.
Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Notwithstanding anything in this section to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected (1) upon conversion of the notes, (2) upon required repurchases of the notes in connection with a fundamental change and (3) 25 scheduled trading days prior to the maturity date of the notes.
If the effective date of any adjustment event described in this section occurs during a conversion reference period for any notes, then we will make proportional adjustments to the settlement amount for each trading day during the portion of the conversion reference period preceding the effective date of such adjustment.
Events That Will Not Result in Adjustment
The conversion rate will not be adjusted, among other things:

•
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•
upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries; or

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the time the notes were first issued.

Treatment of Rights. In the event we adopt or implement a subsequent shareholder rights agreement (each, a “shareholder rights plan”) pursuant to which rights (“rights”) are distributed to the holders of our common stock and such shareholder rights plan provides that each share of common stock issued upon conversion of the notes at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, then there shall not be any adjustment to the conversion privilege or conversion rate at any time prior to the distribution of separate certificates representing such rights. If, however, prior to any conversion, the rights have separated from the common stock, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, our assets, debt securities or rights as described in clause (4) under “–Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
Treatment of Reference Property. In the event of:

•
any reclassification of our common stock (other than a change only in par value, or from par value to no par value or from no par value to par value, or a change as a result of a subdivision or combination of our common stock);

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of the property and assets of us as an entirety or substantially as an entirety;
in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction (assuming for such purposes such conversion were settled entirely in our common stock and without giving effect to any adjustment to the conversion rate with respect to a transaction constituting a make-whole fundamental change as described in “— Increase of Conversion Rate upon Certain Fundamental Changes”) immediately prior to such transaction, except that such holders will not receive the increase to the conversion rate of additional shares if such holder does not convert its notes “in connection with” the relevant make-whole fundamental change. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of such consideration received by the holders of our common stock that affirmatively make such an election.
Voluntary Increases of Conversion Rate. Subject to applicable stock exchange rules and listing standards, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We are required to give at least 15 days’ prior notice of any increase in the conversion rate. Subject to applicable stock exchange rules and listing standards, we may also increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.
Conversion Procedures
The right of conversion attaching to any note may be exercised (1) if such note is represented by a global note, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC or (2) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents, if required by the conversion agent. The “conversion date” shall be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met.
No separate payment or adjustment will be made for accrued and unpaid interest on a converted note or for dividends or distributions on any of our common stock issued upon conversion of a note, except as provided in the indenture. By delivering to the holder the shares of our common stock issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the conversion of the notes. Accordingly, any accrued but unpaid interest will be deemed paid in full upon conversion, rather than cancelled, forfeited or extinguished.
If the holder converts notes after the close of business on a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those notes, notwithstanding the conversion of notes prior to the interest payment date, assuming the holder was the holder of record at the close of business on the corresponding record date. Each holder, however, agrees, by accepting a note, that if the holder surrenders any notes for conversion during such period, such holder must pay us at the time such holder surrenders its note for conversion an amount equal to the interest that will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply, however, if (1) any overdue interest exists at the time of conversion with respect to the notes being converted, but only to the extent of the amount of such overdue interest, (2) we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) the holder surrenders any notes for conversion after the close of business on the record date relating to the final interest payment date.
Holders of notes are not required to pay any taxes or duties relating to the issuance or delivery of any common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.
The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of shareholder meetings, until the conversion is effective.
Ranking
The payment of the principal of and interest on the notes rank equal in right of payment to all our existing and future senior indebtedness and senior in right of payment to all of our future subordinated indebtedness. The notes are effectively subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries. In addition, the notes will be effectively subordinate to our future secured indebtedness, if any, to the extent of the assets securing such debt.
A significant amount of our operations are conducted through, and most of our assets are held by, our subsidiaries. Therefore, we are dependent on the cash flow of our subsidiaries to meet our debt obligations. Our subsidiaries are separate and distinct legal entities and none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes are effectively subordinated to all liabilities of our subsidiaries, including trade payables. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors. In addition, our subsidiaries are not prohibited from incurring additional debt or other liabilities. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes, including cash payments upon repurchase, could be adversely affected.
At July 31, 2012, we had $45.0 million aggregate principal amount of senior indebtedness outstanding (excluding the notes), none of which was secured, and our subsidiaries had $18.2 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP). In August 2012, we repurchased $10.1 million aggregate principal amount of our 2.75% convertible senior notes due 2013. The indenture governing the notes does not limit our ability or the ability of our subsidiaries to incur debt, including senior indebtedness.
Repurchase of Notes at the Option of Holders upon a Fundamental Change

In the event of a fundamental change (as defined below) each holder will have the right at its option, subject to the terms and conditions of the indenture, to require us to repurchase some or all of such holder’s notes for cash in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, up to, but not including, the repurchase date. We will be required to repurchase the notes on a date that is not less than 15 nor more than 30 days after the date we mail the notice referred to below.
Within 10 days after a fundamental change has become effective, we must mail to all holders of the notes at their addresses shown in the register of the registrar and to beneficial owners, as required by applicable law, a notice regarding the fundamental change, which notice must state, among other things:

•	the events causing such fundamental change;

•	the date of such fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the names and addresses of the paying and conversion agents;

•	the conversion rate, and any increase to the conversion rate that resulted from the fundamental change;

•	that notes with respect to which a repurchase notice is given by the holder may be converted, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise the right.

To exercise this right, a holder must transmit to the paying agent a written repurchase notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that such notes are being tendered for repurchase pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the certificate numbers of the notes being withdrawn, if applicable;

•	the principal amount of notes being withdrawn, which must be $1,000 or an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

If the notes are not in certificated form, the foregoing notices from holders must comply with the applicable DTC procedures.
We have agreed under the indenture to:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that may then be applicable; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such note to be paid promptly following the later of the repurchase date or the time of book-entry transfer or delivery of such note.
If the paying agent holds money sufficient to pay the repurchase price of a note for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the indenture, then, on and after the repurchase date, the notes will cease to be outstanding and interest, if any, on such notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, all rights of the holder shall terminate, other than the right to receive the repurchase price upon book-entry transfer or delivery of the note.
A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1)
a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors and (i) files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (ii) we otherwise become aware of any such person or group;

(2)
the common stock into which the notes are then convertible ceases to be listed for trading on the New York Stock Exchange, the Nasdaq Global Select Market or another national securities exchange and is not then quoted on an established automated over-the-counter trading market in the United States;

(3)	the first day on which a majority of the members of our board of directors does not consist of continuing directors;

(4)
a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition in a single transaction or a series of transactions of all or substantially all of our properties and assets other than:

•	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(ii)
pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such transaction in substantially the same proportion as their entitlement to exercise, directly or indirectly, voting power of shares of our capital stock entitled to vote generally in elections of our directors immediately prior to such transaction; or

•
any transaction that is effected solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of our common stock of the surviving entity or a direct or indirect parent of the surviving corporation;

(5)	our shareholders approve any plan or proposal for our liquidation or dissolution; or

(6)
the closing of a convertible offering by us, whether registered in compliance with the registration requirements of the Securities Act and any other applicable securities laws of any state or other jurisdiction (domestic or foreign) or exempt from the foregoing, of a series of debt securities convertible into our common stock that closes on or before February 15, 2013.

For purposes of this fundamental change definition:

•	“board of directors” means the board of directors or other governing body charged with the ultimate management of any person;

•
“continuing director” means a director who either was a member of our board of directors on the date of the final prospectus relating to this offering or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as a nominee for director; and

•	“person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
The phrase “all or substantially all” as it is used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There is a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law if holders elect to exercise their rights following the occurrence of a transaction that such holders believe constitutes a transfer of “all or substantially all” of our properties and assets.
This fundamental change repurchase feature may make it more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial holders of the notes.
The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
We could, in the future, enter into certain transactions, including mergers or recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.
Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. Our failure to repurchase the notes when required would result in an event of default with respect to the notes under the terms of the indenture. We cannot assure holders that we will have the financial resources or be able to arrange financing to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk Factors” – We may not have the ability to repurchase the notes in cash upon the occurrence of fundamental change as required by the indenture governing the notes.”
No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.
Consolidation, Merger and Sale of Assets. We may not consolidate with or merge into any person or convey, transfer or lease all or substantially all of our properties and assets to any successor person in a single transaction or series of transactions, unless:

•
we are the surviving person or the resulting, surviving or transferee person, if other than us, is a corporation, organized and validly existing under the laws of the United States, any state of the United States, or the District of Columbia and assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing;

•
if as a result of such transaction the notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor under the notes and the indenture; and

•	the other conditions described in the indenture are met.
When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although the indenture permits these transactions, some of the transactions could constitute a fundamental change of us and permit each holder to require us to repurchase the notes of such holder as described under “— Repurchase of Notes at the Option of Holders upon a Fundamental Change.” An assumption of our obligations under the notes and the indenture by such corporation might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, and could possibly result in recognition of gain or loss for such purposes and other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.
Reports
The indenture governing the notes provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be delivered to the trustee within 30 days after the same is required to be filed with the SEC.
Events of Default
Each of the following constitutes an “event of default” with respect to the notes:

(1)	default in the payment of any interest on any of the notes, when the interest becomes due and payable, and continuance of such default for a period of 30 days;

(2)	default in the payment of the principal of or any premium on any of the notes, when the principal or premium becomes due and payable upon exercise of a repurchase right or at their maturity;

(3)	our failure to deliver all shares of common stock or reference property, as applicable, when the same is required to be delivered upon conversion of a note;

(4)	default in our obligation to provide notice of the occurrence of a fundamental change when required by the indenture;

(5)
default in the performance, or breach, of any covenant or warranty in the indenture or the notes, and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the notes then outstanding, a written notice specifying the default or breach and requiring it to be remedied;

(6)
(i) our failure or the failure by one of our majority-owned subsidiaries to make any payment by the end of any applicable grace period after maturity of principal and/or accrued interest with respect to any of our obligations (other than nonrecourse obligations) for borrowed money or evidenced by bonds, notes or similar instruments (“indebtedness”), where the amount of such unpaid and due principal and/or accrued interest is in an aggregate amount in excess of $10 million, or (ii) the acceleration of principal and/or accrued interest with respect to indebtedness, where the amount of such accelerated principal and/or interest is in an amount in excess of $10 million because of a default with respect to such indebtedness;

(7)
any judgment or judgments for the payment of money in an aggregate amount in excess of $10 million (or its foreign currency equivalent at the time) that shall be rendered against us or any of our majority-owned subsidiaries and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or

(8)	certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries,

within the meaning of Rule 1-02(w) of Regulation S-X.
If an event of default other than an event of default described in clause (8) above with respect to us occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes then outstanding plus any interest on the notes accrued and unpaid, if any, through the date of such declaration to be immediately due and payable.
Notwithstanding the foregoing, the indenture provides that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described above in “—Reports,” will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive an extension fee on the notes in an amount equal to 0.25% of the principal amount of the notes. If we so elect, such extension fee will be payable on all outstanding notes on or before the date on which such event of default first occurs. On the 121st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 121st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the extension fee in accordance with this paragraph, the notes will be subject to acceleration as provided above.
In order to elect to pay the extension fee as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must (i) notify all holders of notes and the trustee and the paying agent of such election and (ii) pay such extension fee on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the extension fee, the notes will be subject to acceleration as provided above.
The indenture provides that if an event of default described in clause (8) above with respect to us occurs, the principal amount of the notes plus accrued and unpaid interest, if any, will automatically become immediately due and payable. However, the effect of such provision may be limited by applicable law.
At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration.
Subject to the indenture, applicable law and the trustee’s indemnification right, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.
No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•
the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee; and

•
the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any interest on any note on or after the due date or the right to convert the note in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default other than:

•	our failure to pay principal of or any interest, if any, on any note when due or the payment of any repurchase price;

•	our failure to convert any note into shares of our common stock or reference property, all in accordance with the terms of the indenture; and

•	our failure to comply with any of the provisions of the indenture that cannot be modified without the consent of the holder of each outstanding note.
We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.
If an event of default occurs, any notes in book-entry form only at DTC will be exchanged for notes in certificated form registered in the name of the beneficial owner or its nominee.
Modification and Waiver
Except as described below, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a two-thirds in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of two-thirds in aggregate principal amount of the outstanding notes may, without notice to the holders, waive our compliance in any instance with any provision of the indenture or waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected. Additionally, without the consent of holders of at least two-thirds in aggregate principal amount of the outstanding notes, we will not exchange any outstanding notes for convertible debt securities that (a) mature prior to July 1, 2016, (b) involve the payment of cash as a consent fee or other inducement in order to consummate such exchange or (c) have an interest rate greater than the interest rate of the outstanding notes. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

(1)	change the stated maturity of the principal of or the payment date of any installment of interest on or with respect to the notes;

(2)	reduce the principal amount, repurchase price or the conversion rate (except in a manner provided for in the indenture) of any note or the rate of interest on any note;

(3)	reduce the amount of principal payable upon acceleration of the maturity of any note;

(4)	change the currency in which the principal, repurchase price or interest with respect to the notes is payable;

(5)	impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

(6)	modify the provisions with respect to the repurchase rights of the holders described under “– Repurchase of Notes at the Option of Holders upon a Fundamental Change” in a manner adverse to holders;

(7)	adversely affect the right of holders to convert notes in any material respect, other than as provided in the indenture;

(8)	cause the notes to be subordinated to other debt;

(9)
reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

(10)	alter the manner of calculation or rate of accrual of interest, repurchase price or the conversion rate

(except in a manner provided for in the indenture) on any note or extend the time for payment of any such amount.
We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of the holders to, among other things:

(1)	evidence the succession of another person to us, and the assumption by any such successor of the our covenants contained in the indenture and in the notes;

(2)	add to our covenants for the benefit of the holders of the notes or to surrender any right or power herein conferred upon us;

(3)	add a guarantor;

(4)
evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

(5)
cure any ambiguity or to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of the notes in any material respect;

(6)	add any additional events of default with respect to any of the notes;

(7)
supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any of the notes thereunder, provided that any such action shall not adversely affect the interests of any holder of the notes in any material respect;

(8)
make provisions with respect to conversion or exchange rights of holders of the notes then outstanding, provided that any such action shall not adversely affect the interests of any holder of the notes in any material respect; or

(9)	maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge
We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or conversion agent, as the case may be, after the notes have become due and payable, whether at maturity or any repurchase date or by delivery of a notice of conversion or otherwise, cash, shares or other consideration (as applicable under the terms of the indenture) sufficient to pay all of our obligations with respect to the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.
Calculations in Respect of the Notes
We or our agents are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the sale price of our common stock and the amount of any increase in the conversion rate for any notes converted in connection with a make-whole fundamental change. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.
Governing Law
The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law provision that would result in the application of the laws of any other jurisdiction.
Concerning the Trustee
The Bank of New York Mellon Trust Company, N.A. will be the trustee under the indenture. The trustee will be the paying agent, conversion agent and registrar for the notes.
If the trustee becomes one of our creditors, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims, as security or otherwise. The trustee will be permitted to engage in other transactions; if, however, after a default has occurred and is continuing, it acquires any conflicting interest, it must eliminate such conflict with 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.
Book-Entry Delivery and Form
We initially issued the notes in the form of one or more global notes. The global note is deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC’s nominee. Except as set forth below, the global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders may hold their beneficial interests in the global note directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.
DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriter, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
Ownership of beneficial interests in the global note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.
Owners of beneficial interests in global notes who desire to convert their notes in accordance with the indenture should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.
So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global note will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global note, holders will not be entitled to have the notes represented by the global note registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global note. We understand that, under existing industry practice, if an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
We will make payments of principal of, and any interest on, the notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note. We expect that DTC or its nominee, upon receipt of any payment of principal of, or interest on, the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global note for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global note owning through such participants.
Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global note is credited, and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. If, however, DTC notifies us that it is unwilling to be a depository for the global note or ceases to be a clearing agency, and we do not appoint a successor depositary within 90 days, or if there is an event of default under the notes, we will exchange the global note for certificated securities, which we will distribute to DTC participants and which will be legended, if required, as set forth under the heading “Transfer Restrictions.”

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing.
DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock and certain provisions of our restated articles of incorporation, as amended, and restated bylaws, as amended, is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws.
Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share, and 5,663,952 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are outstanding.
Common Stock
As of August 1, 2012, there were 28,212,932 shares of our common stock outstanding. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock have the following rights:
Dividends. Holders of our common stock are entitled to receive ratably such dividends on our common stock as may from time to time be declared by our board of directors out of funds legally available therefore.
Voting. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. Cumulative voting for the election of directors is not authorized by our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.
Preemptive Rights, Conversion and Redemption. Holders of our common stock have no preemptive rights and no right to redeem their common stock or convert their common stock into any other securities.
Liquidation, Dissolution and Winding-up. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation rights of any preferred stock.
Oregon Control Share and Business Combination Statutes
Oregon law may restrict the ability of our significant shareholders to exercise voting rights. The Oregon Control Share Act generally applies to a person who acquires voting stock of an Oregon corporation in a transaction that results in that person holding more than one-fifth, one-third or one-half of the total voting power of the voting shares of the corporation. If such a transaction occurs, the person cannot vote the shares acquired in the acquisition unless voting rights are restored to those shares by:
•    the holders of a majority of the outstanding voting shares of each voting group entitled to vote; and

•	the holders of a majority of the outstanding voting shares, excluding the acquired shares and shares held by the corporation’s officers and inside directors.

This law is construed broadly and may apply to both companies and persons acting as a group.
The restricted shareholder may, but is not required to, submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date the shares are acquired. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting voting rights will be entitled to dissent and will have the right to receive the fair value of their shares if the shareholders follow the provisions of Oregon’s dissenters’ rights statute. The fair value will, at a minimum, be equal to the highest price paid per share by the person for the shares acquired in the transaction subject to this law.
We are also subject to provisions of Oregon law that govern business combinations between corporations and interested shareholders. The Oregon Business Combination Act generally prohibits a corporation from entering into a business combination transaction with a person, or an affiliate of that person, for a period of three years following the date the person acquires 15% or more of the voting stock of the corporation. For the purposes of this law, the prohibition generally applies to the following business combination transactions:
•    a merger or plan of share exchange,
•    any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation, and
•    transactions that result in the issuance of capital stock of the corporation to the 15% shareholder.
However, the general prohibition does not apply if:

•
the 15% shareholder, as a result of the transaction in which the person became a 15% shareholder, owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by directors who are also officers, and certain employee benefit plans),

•	the board of directors approves the share acquisition or business combination before the shareholder acquired 15% or more of the corporation’s outstanding voting stock, or

•
the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation, excluding shares owned by the 15% shareholder, approve the transaction on or after the date the shareholder acquires 15% or more of the corporation’s voting stock.

Advance Notice Provisions. Our bylaws establish advance notice procedures for shareholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board.
Special Meeting Requirements. Our bylaws require that special meetings of shareholders be called at the request of our board of directors.
Cumulative Voting. Neither our articles of incorporation nor our bylaws provide for cumulative voting in the election of directors.
These provisions may deter a hostile takeover or delay a change of control or management of Radisys.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Shareowner Services.
Nasdaq Stock Market Quotation
Our common stock is traded on the Nasdaq Global Select Market under the symbol “RSYS.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary discussion of material U.S. federal income tax considerations relevant to holders of the notes and the common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued under the Code, Internal Revenue Service (“IRS”) rulings and judicial decisions in effect as of the date of this prospectus, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position that is contrary to one or more of the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the notes or common stock. This discussion is limited to (i) beneficial owners of notes and (ii) beneficial owners of shares of our common stock received upon a conversion of the notes, where such holders hold the notes and the common stock received upon a conversion of the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). In addition, this discussion assumes that the notes constitute debt for U.S. federal income tax purposes. This discussion does not purport to deal with all aspects of U.S. federal income taxation and it does not deal with all tax consequences that may be relevant to a particular holder in light of the holder’s circumstances, such as:

•
tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or shares of our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. Holders (as defined below) of notes or shares of our common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	tax consequences to certain former citizens or residents of the U.S.;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	any estate or gift tax consequences, except as set forth below with respect to Non-U.S. Holders.
This prospectus is not intended or written to be used, and it cannot be used, by any holders for the purpose of avoiding penalties that may be imposed under the Code. This prospectus is written, in part, to support the promotion or marketing of the notes. Accordingly, all holders of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences to them of the purchase, ownership, conversion and disposition of the notes and the common stock.
As used herein, the term “U.S. Holder” means a beneficial holder of a note or common stock that for U.S. federal income tax purposes is any one of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) formed under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; and

•
a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of a note or common stock (other than a partnership) that is, for U.S. federal income tax purposes, not a U.S. Holder.

This discussion does not consider the federal income tax consequences of the holding or the disposition of the notes or the common stock by a partnership. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of the notes or common stock into which the notes may be converted that is a partnership, and partners in such partnership, are urged to consult their own tax advisors about the U.S. federal income tax consequences of acquiring, holding, converting and disposing of the notes and common stock into which the notes may be converted.
U.S. Holders
Interest
Stated Interest
Unless a U.S. Holder elects otherwise as discussed below under “-Original Issue Discount,” stated interest on the notes will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is paid, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
Original Issue Discount
It is possible that the notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes. OID is equal to the difference between the principal amount of the notes and their “issue price,” provided that the difference is equal to or greater than a so-called de minimis amount. The de minimis amount is equal to 0.25% of the principal amount of the notes multiplied by the number of complete years to maturity of the notes.
The notes were issued on June 29, 2012, to certain holders of the 2013 Notes in exchange for the holders’ 2013 Notes. This exchange should be a taxable exchange and, as a result, for U.S. federal income tax purposes the issue price of the notes will depend on whether the notes or the 2013 Notes were (or are) traded on an established market within the meaning of the applicable Treasury Regulations.
The notes and/or the 2013 Notes will be considered to be traded on an established market if, within the 60-day period ending 30 days after June 29, 2012, a substantial portion (i) is listed on an established securities market, (ii) is traded on a board of trade or interbank market, (iii) appears on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations (including rates, yields, or other pricing information) of one or more identified brokers, dealers, or traders or actual prices (including rates, yields, or other pricing information) of recent sales transactions; or (iv) is a readily quotable instrument within the meaning of the applicable Treasury Regulations.
If the notes are considered to be traded on an established market, the issue price of the notes will be the fair market value of the notes on June 29, 2012. If the notes are not considered to be traded on an established market, but the 2013 Notes are, then the issue price of the notes will be the fair market value of the 2013 Notes on June 29, 2012. If neither the notes or the 2013 N otes are considered to be traded on an established market, then the issue price of the notes should be the stated principal amount of the notes and, therefore, the notes should not be considered to have been issued with OID.
If the notes were issued with OID, a U.S. Holder will be required to include the OID in gross income as ordinary income over the period that it holds the notes under a constant yield method regardless of such U.S. Holder’s regular method of accounting. The amount of OID includable in a U.S. Holder’s income will equal the sum of the daily portions of OID with respect to the note for each day during the taxable year or portion of the taxable year during which such U.S. Holder holds the note. The rules governing the calculation of OID are very technical and complex. Therefore, U.S. Holders are urged to consult their own tax advisors regarding the application of these rules.

A U.S. Holder of a note may elect, subject to certain limitations, to include in gross income all interest that accrues on a note, including stated interest and OID, under the constant yield method described above. The election is to be made for the taxable year in which the U.S. Holder acquired the note, and may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors regarding this election.

Market Discount

A U.S. Holder (excluding the U.S. Holders that acquired notes in exchange for 2013 Notes) that acquires notes at a “market discount,” that is, if the notes do not have OID, at a price less than the notes stated redemption price at maturity (generally, the sum of all payments required under notes other than payments of stated interest), may be affected by the market discount rules of the Code. If the notes are issued with OID, market discount is computed with respect to the “revised issue price,” not the stated redemption price at maturity. The term “revised issue price” is the sum of the issue price of a note and the aggregate amount of OID includable in gross income of all prior holders of the note for all periods before the acquisition by the U.S. Holder.

Subject to a de minimis exception, the market discount rules generally require a U.S. Holder who acquires notes at a market discount to treat any principal payment on the notes and any gain recognized on any disposition of the notes as ordinary income to the extent of the accrued market discount, not previously included in income, at the time of the principal payment or the disposition of the notes. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of notes as of the time of acquisition, or, at the election of the U.S. Holder, on a constant yield basis. An election to apply the constant yield method applies only to the notes with respect to which it is made and it may not be revoked.

A U.S. Holder of the notes acquired at a market discount may also elect to include the market discount in income as it accrues, rather than deferring the income inclusion until the time of a principal payment or the disposition of the notes. If a U.S. Holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on the notes or the disposition of the notes would not apply, and the U.S. Holder’s adjusted tax basis in the notes would be increased by the amount of the market discount included in income at the time it accrues. This election would apply to all market discount obligations acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and could not be revoked without the consent of the IRS.

A U.S. Holder may be required to defer until maturity of the notes (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry the notes with market discount, unless the holder elects to include market discount in income on a current basis.

Amortizable Bond Premium and Acquisition Premium

If a U.S. Holder (excluding the U.S. Holders that acquired notes in exchange for 2013 Notes) acquires the notes for a price that exceeds the notes' stated redemption price at maturity, the U.S. Holder generally will be considered to have acquired the notes with “amortizable bond premium.” However, in determining the amount of amortizable bond premium on the notes, any amount attributable to the conversion feature of the notes cannot be included. A U.S. Holder may elect to amortize amortizable bond premium on a constant yield basis. The amount amortized in any year generally will be treated as a deduction against the U.S. Holder’s income from stated interest on the notes. If the amortizable bond premium allocable to a year exceeds the amount of income from stated interest on the notes that is allocable to that year, the excess is allowed as a deduction for that year but only to the extent of the U.S. Holder’s prior inclusions of interest income (net of any deductions for bond premium) with respect to the notes. The premium on the notes held by a U.S. Holder that does not make the amortization election will decrease the gain or increase the loss otherwise recognizable on the disposition of the notes. The election to amortize the premium on a constant yield basis generally applies to all bonds held by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

If the notes were issued with OID and a U.S. Holder acquires the notes at an acquisition premium, the amount of OID includible in gross income may also be reduced. An acquisition premium exists where a U.S. Holder’s adjusted basis in the notes immediately after its purchase is (i) greater than the adjusted issue price of the notes, and (ii) less than or equal to the sum of all amounts payable on the notes after the purchase date (excluding the payments of stated interest on the notes). If a U.S. Holder acquires the notes at an acquisition premium, the U.S. holder may reduce the daily OID portions by an amount determined by a fraction (1) the numerator of which is the excess of the adjusted basis of the notes immediately after acquisition by the purchaser over the adjusted issue price of the notes, and (2) the denominator of which is the excess of the sum of all amounts payable on the notes (excluding stated interest) after the purchase date over the adjusted issue price of the notes. Rather than apply the acquisition premium fraction, a U.S. Holder of a note purchased at an acquisition premium may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the mechanics of the constant yield method discussed above.

The amortizable bond premium and acquisition premium rules are very technical and complex, and their application will vary for each U.S. Holder. Therefore, U.S. Holders are urged to consult their own tax advisors regarding the application of these rules to their own situations.
Conversion of Notes
A U.S. Holder's conversion of a note solely into common stock and cash in lieu of fractional share of common stock will not be a taxable event, except that (i) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder's adjusted tax basis in the fractional share and (ii) the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above).
A U.S. Holder's tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional shares) will equal the tax basis of the note that was converted. A U.S. Holder's tax basis in the common stock received with respect to accrued interest will equal the fair market value of such stock on the date of conversion. A U.S. Holder's tax basis in a fractional share will be determined by allocating the holder's tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.
The U.S. Holder's holding period for the common stock received will include the Holder's holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of conversion.
Sale, Exchange, Redemption or Retirement of the Notes
Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege), redemption, retirement or other disposition of notes, measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received on the sale, exchange or other disposition (except to the extent such amount is attributable to accrued interest not previously included in income, which will be taxable as ordinary income) and (ii) such holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in a note generally will equal the amount that the U.S. Holder paid for the note less any principal payments received by such holder. Gain or loss realized on the sale, exchange, retirement or other disposition of a note generally will be long-term capital gain or loss if at the time of the disposition the note has been held for more than one year, or short term capital gain or loss if the notes have been held for one year or less. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a maximum tax rate of 15%, which maximum rate is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2013. A U.S. Holder’s ability to deduct capital loss may be limited. A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS pursuant to certain applicable Treasury Regulations.
The Common Stock

Except as discussed below under “Recently Enacted Legislation,” distributions, if any, paid on the common stock, to the extent made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in a U.S. Holder’s income as ordinary dividend income, which may qualify for a dividends-received deduction (in the case of corporate holders) or as qualified dividend income (in the case of individual holders). For tax years beginning before January 1, 2013, dividends received by individuals are generally taxed at lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of the U.S. Holder’s adjusted tax basis in the common stock, and, thereafter, as capital gain from the sale or exchange of such common stock.
A U.S. Holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of common stock equal to the difference between the amount of cash and the fair market value of any property received upon such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. The U.S. Holder’s gain or loss will generally be long-term capital gain or loss if the holder has held the common stock for more than one year at the time of the taxable disposition, or short term capital gain or loss if the common stock has been held for one year or less. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a maximum tax rate of 15%, which maximum rate is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2013. A U.S. Holder’s ability to deduct capital loss may be limited. A U.S. Holder who sells shares of common stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS pursuant to certain applicable Treasury Regulations.
Constructive Distributions
The conversion rate of the notes will be adjusted in certain circumstances, as described in “Description of the Notes — Conversion Rate Adjustments.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder generally will be deemed to have received a distribution even if the U.S. Holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as described above under “U.S. Holders – The Common Stock.” It is not clear whether a constructive dividend deemed paid to a U.S. Holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. Holder would not be accompanied with any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding taxes as discussed below), we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).
Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). A backup withholding tax (currently at a rate of 28% and scheduled to increase to 31% in 2013) will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Additional Tax on Net Investment Income

Beginning January 1, 2013, individuals, estates and trusts will be subject to an additional 3.8% federal tax on, among other things, (1) interest and capital gains from the sale or other disposition of the notes and (2) dividends and capital gains from the sale or other disposition of the shares of common stock. The new tax will apply to individuals, estates and trusts if their modified adjusted gross income (in the case of individuals) or adjusted gross income (in the case of estates and trusts) exceeds certain threshold amounts. For individuals, the income thresholds ranges from $125,000 for married individuals filing separately to $250,000 for married individuals filling jointly. Holders should consult their own tax advisors regarding the effect, if any, of this new tax on their ownership and disposition of the notes or shares of common stock.
Non-U.S. Holders
The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).
Interest
Except as discussed below under “Recently Enacted Legislation,” generally any interest paid to a Non-U.S. Holder of a note that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment) will not be subject to U.S. federal income or withholding tax provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are directly or indirectly a “related person” within the meaning of the applicable provisions of the Code;

•	the Non-U.S. Holder is not a bank receiving interest as described in Section 881(c)(3)(A) of the Code; and

•	the Non-U.S. Holder satisfies certain certification requirements, described generally below.
This withholding exemption described in the immediately preceding bullet point is referred to as the “portfolio interest exemption.” To satisfy this certification requirement, the Non-U.S. Holder must provide to us or our paying agent, in accordance with specified procedures, a statement to the effect that the Non-U.S. Holder is not a U.S. person. These requirements will be met if:

•
the Non-U.S. holder provides its name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN), or

•
the Non-U.S. Holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the Non-U.S. Holder and the foreign intermediary or foreign partnership satisfies the certification requirements of the applicable Treasury Regulations.

The gross amount of payments of interest to a Non-U.S. Holder that does not qualify for the portfolio interest exception will be subject to U.S. federal withholding tax at the rate of 30% unless the Non-U.S. Holder provides us or our paying agent with one of the following properly executed forms:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from withholding tax or a reduction in withholding tax under a tax treaty; or

•
IRS Form W-8ECI (or other applicable form) stating that interest and principal is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s trade or business in the U.S. and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Prospective holders are urged to consult their own tax advisors regarding the applicability of the Treasury Regulations on withholding to their particular circumstances. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of a note that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.
If a Non-U.S. Holder is engaged in a trade or business in the U.S., the interest on the notes is effectively connected with the Non-U.S. Holder’s U.S. trade or business and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, the Non-U.S. Holder will not be subject to the withholding tax discussed above (provided the non-U.S. Holder provides us with a properly executed IRS Form W-8ECI). Rather, the Non-U.S. Holder’s U.S. trade or business income will be taxed at regular U.S. federal income tax rates in a similar manner as if the Non-U.S. Holder were a U.S. Holder. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax at a 30% rate (or, if applicable, treaty-reduced rate) on its effectively connected “dividend equivalent amount,” as defined in Code section 884 for the taxable year, subject to certain adjustments.
Dividends and Constructive Distributions
Except as discussed below under “Recently Enacted Legislation,” in general, dividends, if any, paid to a Non-U.S. Holder of common stock (and any deemed dividends resulting from certain adjustments to the conversion rate, see “U.S. Holders – Constructive Distributions” above) will be subject to withholding of U.S. federal income tax at a 30% rate, subject to any applicable exemption or lower rate under an applicable income tax treaty if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN, unless the Non-U.S. Holder provides us a properly executed IRS Form W-8ECI (or appropriate substitute form). Dividends that are effectively connected with a Non-U.S. Holder’s U.S. trade or business income are not subject to the withholding tax (assuming proper certification and disclosure), but are generally subject to U.S. federal income tax at graduated individual or corporate income tax rates. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax described above. Because a constructive dividend deemed received by a Non-U.S. holder would not be accompanied by any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a Non-U.S. holder, we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).
A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate for dividends must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.
Conversion
A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into common stock. However, (i) cash received in lieu of a fractional share if a Non-U.S. Holder converts a note would be subject to the rules described under “Non-U.S. Holders — Sale, Exchange, Redemption or Retirement of Notes or Common Stock” below and (ii) any stock received with respect to accrued interest will be subject to the rules for payments of interest described above under “Non-U.S. Holders — Interest".
Sale, Exchange, Redemption or Retirement of Notes or Common Stock
Subject to the discussion below concerning backup withholding, in general any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other disposition of a note or common stock generally will not be subject to U.S. federal income tax, unless:

•
the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated federal income tax rates in the same manner is if the Non-U.S. Holder were a U.S. Holder and, if the Non-U.S. Holder is a corporation, may be subject to branch profits tax;

•
subject to certain exceptions, the Non-U.S. Holder is an individual who does not hold our common stock in connection with a U.S. trade or business and that holds the note or common stock as a capital asset and is not present in the United States for 183 days or more in the taxable year of the disposition, otherwise, in which case, the Non-U.S. Holder will be subject to a 30% tax (or lower applicable treaty rate) on the gain from the sale, which may be offset by U.S. source capital losses; or

•
we are a “United States real property holding corporation” within the meaning of Section 897 of the Code during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be; provided, that as long as our common stock is regularly traded on an established securities market, only Non-U.S. Holders that have held more than 5% of our common stock or notes worth more than 5% of the aggregate value of our common stock at any time during such 5-year or shorter period would be subject to taxation under this rule. We do not believe that we are currently a U.S. real property holding corporation within the meaning of Section 897 of the Code or that we will become one in the future.

Backup Withholding and Information Reporting
Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of interest and dividends paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
In general, a Non-U.S. Holder will not be subject to backup withholding (currently 28% and scheduled to increase to 31% in 2013) with respect to payments of interest or dividends that we make, provided the Non-U.S. Holder satisfies the certification requirements described above under “Non-U.S. Holders – Interest” and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. A Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification requirements described above have been satisfied, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.
U.S. Federal Estate Taxes
Notes held at the time of death by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. estate tax purposes) will not be subject to U.S. estate tax, provided that the individual does not actually or constructively own 10% of more of the outstanding shares of our common stock and income on the notes is not effectively connected with the conduct of a trade or business in the U.S. However, if such a holder elects to convert his or her notes to shares of common stock, the shares of common stock may be subject to U.S. estate tax if held at death. Each holder should consult their own tax advisor regarding the potential implications of the U.S. estate tax rules to their investment in the notes or shares of common stock.

Recently Enacted Legislation

Recently enacted legislation regarding foreign account tax compliance, imposes a withholding tax of 30% on certain payments made to certain foreign entities, including (1) interest and capital gains from the sale or other disposition of debt instruments and (2) dividends and capital gains from the sale or other disposition of shares of common stock, unless various information reporting and certain other requirements are satisfied. The legislation provides that the withholding tax will not be imposed on payments made pursuant to certain obligations outstanding as of March 18, 2012, and the IRS has recently proposed Treasury Regulations that extend this exemption to certain obligations outstanding as of January 1, 2013. The Treasury Regulations are proposed to be effective only after they are issued in final form. This exemption has not been extended to any legal agreement or instrument that is treated as equity for U.S. tax purposes, including shares of common stock. Therefore, while it is not certain that the notes will be exempt from the new 30% withholding regime, it is likely that they will be exempt. However, if a holder converts a note into shares of our common stock, any dividends paid with respect to the shares of common stock or gain recognized with respect to the sale of such stock may be subject to withholding tax. Recent IRS guidance and the proposed Treasury Regulations also provide that the new 30% withholding obligation will not apply for payments on the notes or shares of common stock made before January 1, 2014. Regardless of whether the notes are exempt from the new 30% withholding regime, certain account information with respect to U.S. Holders who hold notes or shares of common stock through certain foreign financial institutions may be reportable to the IRS. Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes or shares of common stock, particularly in the event that the IRS changes the proposed rule to exempt obligations that are outstanding as of January 1, 2013.

The preceding discussion of material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each holder is urged to consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS
On June 29, 2012, we exchanged $18,000,000 aggregate principal amount of the 2013 Notes for $18,000,000 aggregate principal amount of the notes. Selling securityholders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus or any applicable prospectus supplement.
The following table sets forth certain information as of the date of this prospectus, concerning the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling securityholders named in the table. We prepared this table based on the information supplied to us by the selling securityholders named in the table and we have not sought to verify such information. This table only reflects information regarding selling securityholders who have provided us with such information. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.
The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 117.2333 shares per $1,000 principal amount of notes. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. The percentages of common stock beneficially owned and being offered are based on the number of shares of our common stock that were outstanding as of September 30 , 2012. Because the selling securityholders may offer all or some portion of the notes or the shares of common stock issuable upon conversion of the notes pursuant to this prospectus, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings.
Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.
In addition, except as indicated in the table below, the selling securityholders have represented to us that they are not, nor are they affiliated with, a registered broker-dealer.

Name	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Shares of Common Stock Beneficially Owned Before the Offering(1)	Conversion Shares of Common Stock Offered(4)	Common Stock Beneficially Owned Upon Completion of the Offering
					Number of Shares	Percentage
Wolverine Flagship Fund Trading Limited(2)	$13,000,000	72.2%	—	1,524,033	—	0%
Absolute Strategies Fund, Forum Funds Trust(3)	$5,000,000	28.8%	—	586,166	—	0%
(1) Figures in this column do not include the shares of common stock issuable upon conversion of the notes listed in the column to the right.
(2) Wolverine Asset Management, LLC, Chris Gust and Andy Sujdak share voting and dispositive power of the notes held by Wolverine Flagship Fund Trading Limited. Wolverine Asset Management, LLC effected a short sale of 587,746 shares of common stock of the Company and borrowed shares from an unaffiliated broker for delivery against the sale. The short position remains open as of the date of this prospectus. Therefore, the Wolverine Asset Management, LLC is obligated to deliver 587,746 shares of common stock of the Company to the lender in repayment of the stock loan.
(3) Mohican Financial Management, LLC and Eric Hage share voting and dispositive power of the notes held by Absolute Strategies Fund, Forum Funds Trust.
(4) Figures in this column do not include the additional shares of common stock that may be issued upon the conversion of the notes in connection with the occurrence of a fundamental change. See “Description of Notes—Conversion of Notes—Conversion Rate—Increase of Conversion Rate upon Certain Fundamental Changes.

PLAN OF DISTRIBUTION

The selling securityholders, or their pledgees, donees, transferees, or any of their successors in interest selling notes or shares received from a named selling securityholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling securityholders), may from time to time sell the notes and the common stock into which the notes are convertible by this prospectus, which we refer to in this section as the “securities,” on any securities exchange or automated interdealer quotation system on which the securities are listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.
These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling securityholders may also transfer the securities by gift.

Our outstanding common stock is listed for trading on the Nasdaq Global Select Market under the symbol “RSYS.” We do not intend to list the notes on any securities exchange. We cannot assure you as to the liquidity of any trading market for the notes that may develop.

The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per share. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling securityholders may also sell the securities that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act or Regulation S under the Securities Act in accordance with Rule 144 or Rule 144A of the Securities Act or Regulation S under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the securities of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or person to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders. The number of a selling securityholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling securityholder’s securities will otherwise remain unchanged. In addition, a selling securityholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling securityholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and/or purchasers of selling securityholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling securityholder can presently estimate the amount of any such compensation.

A selling securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling securityholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling securityholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those securities. A selling securityholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged securities offered by this prospectus.

We entered into registration rights agreements for the benefit of holders of the securities to register their securities under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreements provided for cross indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the securities, including liabilities under the Securities Act. In the event the selling securityholders sell their securities through any underwriter, dealer or agent the registration rights agreements provide for indemnification by us of those underwriters, dealers or agents and their respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of those securities. Pursuant to the registration rights agreements, we will bear all fees and expenses incurred in connection with the registration of the securities, except that selling securityholders will pay all expenses of its counsel, underwriting discounts, commissions and transfer taxes.

The selling securityholders, and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be underwriting compensation under the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

LEGAL MATTERS
The validity of the notes offered by this prospectus ha s been passed upon for us by Baker & McKenzie LLP, New York, New York. The validity of the shares of common stock issuable upon conversion of the notes ha s been passed upon for us by Stoel Rives LLP, Portland, Oregon.

EXPERTS

The consolidated financial statements of RadiSys Corporation as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that Radisys Corporation acquired Continuous Computing Corporation (“Continuous Computing”) on July 8, 2011. In making its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2011, management has excluded Continuous Computing's internal control over financial reporting associated with total assets of $130.3 million, or 44.3% of Radisys Corporation's consolidated total assets (of which $108.8 million or 36.9% represents goodwill and intangible assets included within the scope of our assessment), and total revenues of $30.2 million, or 9.1% of Radisys Corporation's total consolidated revenues, included in the consolidated financial statements as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of Radisys Corporation also excluded an evaluation of the internal control over financial reporting of Continuous Computing.

The consolidated financial statements of Continuous Computing Corporation at September 30, 2010, 2009 and 2008, and for each of the three years in the period ended September 30, 2010, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference elsewhere herein, and are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.Radisys.com on the “Investor Relations” page through the “SEC Filings” link. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained in later-filed documents or directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K). These documents contain important information about us and our financial condition.

•	The Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 1, 2012;

•	Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2011, filed with the SEC on April 27, 2012;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012, filed with the SEC on May 4, 2012 and August 3, 2012, respectively; and

•
Current Reports on Form 8-K filed with the SEC on September 15, 2011, February 13, 2012, April 13, 2012, April 24, 2012, May 14, 2012, May 18, 2012, June 26, 2012, June 28, 2012, July 2, 2012 , September 10, 2012 and October 2, 2012 .

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: RadiSys Corporation, 5435 N.E. Dawson Creek Drive, Hillsboro, Oregon 97124; Attention: Vice President of Finance, or you may call us at (503) 615-1100.
The information incorporated by reference is an important part of this prospectus. You should rely only upon the information provided in this prospectus and the information incorporated into this prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth anticipated costs and expenses payable by the Company (other than underwriting discounts, commissions and fees) in connection with the registration of the securities covered by this prospectus. All amounts are estimates except the SEC registration fee. None of the expenses listed below will be paid by the selling securityholders.

SEC registration statement fee	$2,062
Printing fees and expenses	—
Legal fees and expenses	59,000
Accounting fees and expenses	30,000
Trustee fees and expenses	—
Miscellaneous	—
Total	$91,062

Item 15. Indemnification of Directors and Officers

Article VII of the Company’s Second Restated Articles of Incorporation, as amended, and Article V of the Company’s Restated Bylaws, as amended, require indemnification of current or former directors of the Company to the fullest extent permitted by law. The right to and amount of indemnification will ultimately be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy and other provisions of law. However, it is likely that Article VII of the Company’s Second Restated Articles of Incorporation and Article V of the Company’s Restated Bylaws, as amended, would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act. The effect of the indemnification provisions contained in Article VII of the Company’s Second Restated Articles of Incorporation Article V of the Company’s Restated Bylaws and the Oregon Business Corporation Act (the “indemnification provisions”) is summarized as follows:
(a) The indemnification provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.
(b) The indemnification provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.
(c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.
(d) The Oregon statute expressly authorizes indemnification of directors in circumstances described in (a) and (b) above if it is determined by (1) a majority of a quorum of disinterested directors or a committee of disinterested directors, (2) independent legal counsel or (3) the shareholders that indemnification is proper because the applicable standard of conduct has been met. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances.
(e) The Company will advance to a director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director affirms in good faith that he has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.
Under the Oregon Business Corporation Act, an officer of the Company is entitled to mandatory indemnification to the same extent as a director of the Company if he was wholly successful on the merits of a controversy described in (a) or (b) above.
The Company has entered into indemnity agreements with each of its executive officers and directors. The agreements provide that the Company shall indemnify an executive officer or director if he or she is a party to or threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Company to procure a judgment in its favor) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with the proceeding, but only if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that his or her conduct was unlawful such determination to be made by a court of competent jurisdiction with the Company bearing the burden of proof that such officer or director failed to satisfy the applicable standard of conduct.
Under the indemnity agreements, the Company shall also indemnify an executive officer or director if he or she is a party to or threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor against all expenses actually and reasonably incurred by the officer or director in connection with the defense or settlement of the proceeding, but only if the officer or director acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company such determination to be made by a court of competent jurisdiction with the Company bearing the burden of proof that such officer or director failed to satisfy the applicable standard of conduct. Provided, however, no indemnification for expenses shall be made in respect of any claim, issue or matter as to which the officer or director shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that a court determines that the executive officer or director is fairly and reasonably entitled to indemnity.
Notwithstanding the foregoing, the indemnity agreements also provide that the Company shall indemnify an officer or director to the fullest extent permitted by law if the officer or director is a party to or threatened to be made a party to any proceeding (including a proceeding by or in the right of the Company to procure a judgment in its favor) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with the proceeding. Provided, however, no indemnity shall be made under this provision on account of conduct by the officer or director which constitutes a breach of his or her duty of loyalty to the Company or its shareholders or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.
Additionally, the Company shall indemnify an executive officer or director to the fullest extent permitted by law if he or she is a party to or threatened to be made a party to any proceeding (including a proceeding by or in the right of the Company to procure a judgment in its favor) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with the proceeding.
The Company shall pay the expenses incurred by an officer or director in any proceeding in advance if the officer or director provides certain information and undertakings.
As used in the indemnity agreements, the term “proceeding” includes any actual, threatened, pending or completed action or suit, investigation, inquiry, hearing or any other actual, threatened, pending or completed proceedings, whether brought in the right of the Company or otherwise, whether formal or informal, and whether of a civil, criminal, judicial, administrative, legislative or investigative nature, in which the officer or director may be or may have been involved a party o otherwise by reason of the fact that such executive officer or director is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under the agreement.

As used in the indemnity agreements, the term “expenses” includes, without limitation, expense of investigations, whether formal or informal, judicial, legislative or administrative proceedings or appeals, attorneys’ fees, expense customarily incurred in connection with preparing to prosecute, defend, investigate or being or preparing to be a witness in, or otherwise participating in a proceeding, and disbursements and any expenses of establishing a right to indemnification under Section 11 of the agreement. Expenses shall also include expenses incurred in connection with any appeal resulting from any proceeding, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersedes bond, other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by such officer or director or the amount of judgments or fines against the officer or director.
The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or otherwise.
The Company has obtained insurance for the protection of its directors and officers against any liability asserted against them in their official capacities.
The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

Item 16. Exhibits

Exhibit Number	Description
3.1
Second Restated Articles of Incorporation and amendments thereto. Incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S-8, filed on September 1, 2006, SEC File No. 333-137060, as amended by the Articles of Amendment incorporated by reference from Exhibit 3.1 in the Company’s Current Report on Form 8-K filed on January 30, 2008.

3.2	Amended and Restated Bylaws. Incorporated by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed on March 8, 2012, SEC File No. 000-26844.
4.1	Specimen common stock certificate. Incorporated by reference from Exhibit 4.3 to the Company’s Registration Statement on Form S-8, filed on September 1, 2006, SEC File No. 333-137060.
4.2
Indenture dated February 12, 2008, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.). Incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on February 12, 2008, SEC File No. 000-26844.

4.3
Second Supplemental Indenture dated June 29, 2012, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.). Incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on July 2, 2012, SEC File No. 000-26844.

4.4	Registration Rights Agreement dated June 29, 2012. Incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 2, 2012, SEC File No. 000-26844.
5.1*	Legal Opinion of Stoel Rives LLP.
5.2*	Legal Opinion of Baker & McKenzie LLP.
12.1**	Statement of computation of ratio of earnings to fixed charges.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Ernst & Young, LLP, Independent Auditors.
23.3*	Consent of Stoel Rives LLP (incorporated by reference to Exhibit 5.1 to this Registration Statement).
23.4*	Consent of Baker & McKenzie LLP (incorporated by reference to Exhibit 5.2 to this Registration Statement).
24.1**	Power of Attorney (included as part of the signature page hereto).
25.1**	Form T-1 Statement of Eligibility of Trustee.
_________________
*    Filed herewith.
** Previously filed

Item 17. Undertakings

The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is a Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser if the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.
(8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on this 23 th day of Octobe r 2012.

RADISYS CORPORATION

By: /s/ Brian J. Bronson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
REGISTRANT’S OFFICERS AND DIRECTORS

Name	Title	Date

/s/ Brian J. Bronson	President, Chief Executive Officer and Director	October 23, 2012
Brian J. Bronson
/s/ Allen Muhich	Interim Chief Financial Officer (Principal financial and accounting officer)	October 23, 2012
Allen Muhich
*	Chairman of the Board and Director	October 23, 2012
C. Scott Gibson
*	Director	October 23, 2012
Kevin C. Melia

*	Director	October 23, 2012
David Nierenberg
*	Director	October 23, 2012
Hubert de Pesquidoux
*	Director	October 23, 2012
Niel Ransom
*	Director	October 23, 2012
Lorene K. Steffes
*	Director	October 23, 2012
Vincent H. Tobkin
* /s/ Brian J. Bronson		October 23, 2012
Brian J. Bronson Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.1
Second Restated Articles of Incorporation and amendments thereto. Incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S-8, filed on September 1, 2006, SEC File No. 333-137060, as amended by the Articles of Amendment incorporated by reference from Exhibit 3.1 in the Company’s Current Report on Form 8-K filed on January 30, 2008.

3.2	Amended and Restated Bylaws. Incorporated by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed on March 8, 2012, SEC File No. 000-26844.
4.1	Specimen common stock certificate. Incorporated by reference from Exhibit 4.3 to the Company’s Registration Statement on Form S-8, filed on September 1, 2006, SEC File No. 333-137060.
4.2
Indenture dated February 12, 2008, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.). Incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on February 12, 2008, SEC File No. 000-26844.

4.3
Second Supplemental Indenture dated June 29, 2012, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.). Incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on July 2, 2012, SEC File No. 000-26844.

4.4	Registration Rights Agreement dated June 29, 2012. Incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 2, 2012, SEC File No. 000-26844.
5.1*	Legal Opinion of Stoel Rives LLP.
5.2*	Legal Opinion of Baker & McKenzie LLP.
12.1**	Statement of computation of ratio of earnings to fixed charges.
23.1**	Consent of KPMG LLP.
23.2**	Consent of Ernst & Young, LLP, Independent Auditors.
23.3*	Consent of Stoel Rives LLP (incorporated by reference to Exhibit 5.1 to this Registration Statement).
23.4*	Consent of Baker & McKenzie LLP (incorporated by reference to Exhibit 5.2 to this Registration Statement).
24.1**	Power of Attorney (included as part of the signature page hereto).
25.1**	Form T-1 Statement of Eligibility of Trustee for Indenture of Exhibit 4.2 above.
_________________
* Filed herewith.
** Previously filed.